Exhibit 4.7

AMENDED AND RESTATED RIGHTS AGREEMENT

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	5.5	Matters Requiring Board Approval	20

	5.6	Board Matters	21

	5.7	Successor Indemnification	21

	5.8	Termination of Covenants	22

6.	Miscellaneous		22

	6.1	Successors and Assigns	22

	6.2	Governing Law	23

	6.3	Counterparts; Facsimile; PDF	23

	6.4	Titles and Subtitles	23

	6.5	Notices; Computation of Time	23

	6.6	Amendments and Waivers	23

	6.7	Severability	24

	6.8	Aggregation of Stock	24

	6.9	Entire Agreement	25

	6.10	Delays or Omissions	25

	6.11	Costs of Enforcement	25

	6.12	Stock Split	25

	6.13	Waiver of Preemptive Rights	25

	6.14	Additional Preferred Investors Upon Exercise of SVB Warrant	25

	6.15	General Representations and Warranties	26

Schedule A	-	Schedule of Preferred Investors
Schedule B	-	Schedule of Common Investors

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AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDED AND RESTATED RIGHTS AGREEMENT (the “Agreement”) is made as of the 1st day of December, 2008 by and among Luca Technologies Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as a “Preferred Investor,” and each of the Common Investors (as such term is herinafter defined) executing a signature page to this Agreement. The stockholders listed on Schedule B hereto are each referred to herein as a “Common Investor.” Eric L. Szaloczi (one of the Common Investors) is sometimes referred to herein as “Szaloczi.” The Preferred Investors and Common Investors are collectively referred to herein as the “Stockholders.”

RECITALS

WHEREAS, the Company and certain of the Stockholders are parties to that certain Rights Agreement dated as of September 19, 2007 (the “Prior Agreement”); and

WHEREAS, the Company and the Preferred Investors are parties to that certain Series C Preferred Stock Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Series C Purchase Agreement”), pursuant to which such Preferred Investors have agreed to purchase from the Company shares of its Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”) on the terms and subject to the conditions set forth in the Series C Purchase Agreement; and

WHEREAS, Section 6.6 of the Prior Agreement provides that (a) the Prior Agreement may be amended with the written consent of (i) the Company, (ii) the “Preferred Investors” under (and as defined in) the Prior Agreement (voting together as a single class) holding at least sixty-percent (60%) in voting interest of the “Registrable Securities” (as such term is defined in the Prior Agreement) then held by such “Preferred Investors” and (iii) the “Major Investors” under (and as defined in) the Prior Agreement (voting together as a single class) holding at least sixty-percent (60%) in voting interest of the “Registrable Securities” (as defined in the Prior Agreement) then held by such “Major Investors” and (b) any such amendment shall be binding upon all parties to the Prior Agreement and their respective successors and permitted assigns, regardless of whether any such party, assignee or other stockholder entered into or otherwise approved or consented to such amendment; and

WHEREAS, the Stockholders executing this Agreement (other than GGF and OEP, as such terms are hereinafter defined) satisfy the foregoing described requirements of Section 6.6 of the Prior Agreement and desire to amend and supersede the Prior Agreement in its entirety and to accept the rights, restrictions and obligations created pursuant to this Agreement in lieu of the rights, restrictions and obligations granted to or binding on them under the Prior Agreement; and

WHEREAS, the closing under the Series C Purchase Agreement is conditioned upon the execution and delivery of this Agreement by the Company, the Preferred Investors and the other Stockholders who own sufficient securities of the Company to amend and restate the Prior Agreement as contemplated herein; and

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, (i) the parties hereto (other than GGF and OEP) hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and (ii) the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, manager, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners, managers or managing members of, or shares the same management company with, such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Board of Directors” means the Board of Directors of the Company.

1.3 “Capital Stock” means, with respect to a particular Stockholder and without duplication, (a) shares of Common Stock and Preferred Stock held by such Stockholder (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable to such Stockholder upon conversion of Preferred Stock held by such Stockholder and (c) shares of Common Stock or Preferred Stock issued or issuable to such Stockholder upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by such Stockholder. For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon): (x) all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio and (y) the term “Stockholder,” as the case may be, shall mean and include such Stockholder’s respective successors and permitted transferees or assigns.

1.4 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.5 “Damages” means any loss, damage, or liability (joint or several) to which an indemnified party may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company in which Registrable Securities are included under Section 2, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.8 “Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.9 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11 “GAAP” means generally accepted accounting principles in the United States.

1.12 “GGF” means KPCB Holdings, Inc., as nominee (on behalf of KPCB Green Growth Fund).

1.13 “Holder” means any Person owning or having the right to acquire Registrable Securities, who is a party to this Agreement as of the date hereof or who may be added as a party hereto pursuant to the terms of this Agreement, and any assignee thereof in accordance with Sections 2.12, 2.13 and 6.1.

1.14 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.15 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.16 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.17 “KPCB” means KPCB Holdings, Inc., as nominee.

1.18 “Major Investor” means any Preferred Investor or Common Investor that, individually or together with such Preferred Investor’s or Common Investor’s Affiliates, holds at least 700,000 shares of the Capital Stock.

1.19 “Market Stand-Off Period” means the period of time commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period).

1.20 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.21 “OEP” means, collectively, One Equity Partners III, L.P. and each other One Equity Partners fund or entity that may from time to time hold shares of Series C Preferred Stock.

1.22 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.23 “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

1.24 “Registrable Securities” means (a) the shares of Common Stock held by Szaloczi on the date of this Agreement; (b) the Common Stock issuable or issued upon conversion of the Preferred Stock held by a Preferred Investor on the date of this Agreement (including the shares of Series C Preferred Stock issued pursuant to the Series C Purchase Agreement); (c) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Preferred Investors or Szaloczi after the date hereof; and (d) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a), (b) and (c) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Sections 2.12, 2.13 and 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.14 of this Agreement.

1.25 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.26 “Restated Certificate” means the Second Amended and Restated Certificate of Incorporation of the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

1.27 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.13(b) hereof.

1.28 “SEC” means the Securities and Exchange Commission.

1.29 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.30 “SEC Rule 144(k)” means Rule 144(k) promulgated by the SEC under the Securities Act.

1.31 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.32 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.33 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company and provided in Section 2.6.

1.34 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.35 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.36 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) September 19, 2011 or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of at least thirty-five percent (35%) of the Registrable Securities then outstanding that the Company file a

Form S-1 registration statement with respect to at least twenty percent (20%) of the Registrable Securities then outstanding and if the anticipated aggregate offering price, net of Selling Expenses, would (A) exceed $50 million and (B) if the request relates to the IPO, then either (1) such offering is reasonably anticipated to be made at a price per share that corresponds to a pre-offering valuation of the Company of at least $500,000,000, or (2) (x) such request is approved in writing by the Holders of at least sixty percent (60%) of the Registrable Securities then outstanding and (y) the holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted basis) have confirmed (in writing) to the Company (in a form reasonably satisfactory to the Company) that the requisite holders of Preferred Stock will cause all outstanding shares of Preferred Stock to automatically be converted into shares of Common Stock in connection with the IPO pursuant to Section 5 of Part B of the Restated Certificate, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days, in the case of a request pursuant to Section 2.1(a), or ninety (90) days, in the case of a request pursuant to Section 2.1(b), after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right in connection with a request pursuant to each of Section 2.1(a) and 2.1(b) more than once in any twelve (12) month period; and provided, further, that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) or one hundred twenty (120) day period, as applicable, other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period beginning on the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, the Company’s initial registration of its securities, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration and elect not to pay the registration expenses therefor and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the

Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of securities to be underwritten (including Registrable Securities), then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below twenty percent (20%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred and eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $35,000 of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided, further, that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person (if any) who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Section 2.8 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided, further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days from the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, promptly upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days from the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after ninety (90) days from the date on which the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after ninety (90) days from the date on which the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty percent (60%) of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (a) provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include, (b) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included, or (c) allow such holder or prospective holder to initiate a demand registration of any securities held by such holder or prospective holder; provided, that the consent requirement set forth in this Section 2.10 shall not apply to the assignment of rights under this Agreement to any permitted transferee or assignee of Registrable Securities pursuant to a transfer that complies with Sections 2.12, 2.13 and 6.1.

2.11 “Market Stand Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the Market Stand-Off Period, (a) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are bound by restrictions that are not less restrictive. The underwriters in connection with such registration are intended third party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

2.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of Registrable Securities that (a) is an Affiliate, partner, member, limited partner, retired partner, retired member, or stockholder of a Holder; (b) is an affiliated partnership or fund managed by a Holder or any of such Holder’s directors, officers or partners; (c) is a Holder’s Immediate Family Member or trust, partnership or limited liability company for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (d) after such transfer, holds at least five percent (5%) of the shares of Registrable Securities; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11 above. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) that is an affiliated partnership or fund managed by a Holder or any of such Holder’s directors, officers or partners; (3) who is a Holder’s Immediate Family Member; or (4) that is a trust, partnership or limited liability company for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided, further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement.

2.13 Restrictions on Transfer.

(a) The Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Registrable Securities, and (ii) any other securities issued in respect of the Registrable Securities upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.13(c)) be stamped or otherwise imprinted with a legend substantially in the following form (it being agreed that the Company will not be required to re-legend any stock certificate issued prior to the date hereof solely to reflect a change in the title of this Agreement compared to any predecessor registration rights agreement):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN RIGHTS AGREEMENT AS AT ANY TIME AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE UPON REQUEST AND WITHOUT CHARGE.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.13.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof (whether prior to, on or after the date of this Agreement), agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.13. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.13(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Restated Certificate;

(b) when the holdings of such Holder are reduced to less than one percent (1%) of the outstanding shares of the Company, on a fully-diluted basis;

(c) when all of such Holder’s Registrable Securities could be sold in any three (3)-month period without restriction under SEC Rule 144(k); and

(d) the fifth anniversary of the IPO.

3. Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company (commencing with the fiscal year ending December 31, 2008), (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within thirty-five (35) days of the end of each month (commencing with October 2008), an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event forty-five (45) days after the beginning of each fiscal year of the Company (commencing with the 2009 fiscal year), an annual operating plan for the next fiscal year;

(d) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided, that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that (a) it reasonably considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (b) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information Rights. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect upon the earlier of (a) immediately before the consummation of the IPO or (b) a Deemed Liquidation Event, as such term is defined in the Restated Certificate.

3.4 Confidentiality. Each Preferred Investor agrees that such Preferred Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Preferred Investor), (b) is or has been independently developed or conceived by the Preferred Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Preferred Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, that a Preferred Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, provided, that such Preferred Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; (ii) to any prospective purchaser of any Registrable Securities from such Preferred Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Preferred Investor in the ordinary course of business, provided, that such Preferred Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided, that the Preferred Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Section 10 of that certain Amended and Restated Stockholder Agreement made as of December 1, 2008 by and among the Company and certain Stockholders named therein (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Stockholder Agreement”) shall govern the obligations of each Common Investor with respect to the Company’s confidential information.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, each Major Investor shall have the right to purchase such Major Investor’s pro rata portion, as described in this Section 4, of such New Securities.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within fifteen (15) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held (as of the date of the Offer Notice), by such Major Investor bears to the total Common Stock of the Company outstanding as of the date of the Offer Notice (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such fifteen (15) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Stockholder”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investor which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held (as of the date of the Offer Notice), by such Fully Exercising Stockholder bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held (as of the date of the Offer Notice), by all Fully Exercising Stockholders who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of sixty (60) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), or if for any reason any Major Investor that elected to purchase New Securities does not timely consummate such purchase in accordance with Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed (or unsold) portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of such unsubscribed (or unsold) New Securities within such ninety (90) day period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right of first offer provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate) and (ii) shares of Common Stock issued in the IPO.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect upon the earlier of (a) immediately before the consummation of the IPO or (b) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate.

5. Additional Covenants. The Company hereby agrees for the benefit of the Preferred Investors as follows:

5.1 Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

5.2 Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, substantially in the form approved by the Board of Directors.

5.3 Employee Vesting. Unless otherwise approved by the Board of Directors, all future employees, consultants and directors of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (a) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (b) a market stand-off provision no less restrictive than that in Section 2.11. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Market Stand-Off Provisions. The Company shall ensure that all future holders of the Company’s Common Stock and Derivative Securities shall agree to a market stand-off provision that is not less restrictive than that in Section 2.11.

5.5 Matters Requiring Board Approval. The Company hereby covenants and agrees with each of the Preferred Investors that it shall not, without approval of the Board of Directors:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board of Directors;

(e) incur any aggregate indebtedness in excess of $100,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;

(f) enter into an agreement or transaction with any affiliate, officer, director or stockholder (or their relatives) of the Company in excess of $50,000 other than agreements or transactions with any wholly-owned subsidiary of the Company in the ordinary course of business;

(g) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(h) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(i) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(j) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $150,000.

5.6 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule.

5.7 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.8 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.7, shall terminate and be of no further force or effect upon the earlier of (a) immediately before the consummation of the IPO, or (b) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate.

6. Miscellaneous.

6.1 Successors and Assigns.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) The rights to cause the Company to register Registrable Securities pursuant to Section 2 of this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of Registrable Securities only in accordance with the requirements of Section 2.12 and Section 2.13 and subsection (d) of this Section 6.1.

(c) Subject to subsection (d) of this Section 6.1 and any applicable restrictions on transfer set forth in the Stockholder Agreement with respect to the shares of Capital Stock held by a Major Investor, the rights of the Major Investors under Sections 3 and Section 4 may be freely assigned (but only with all related obligations, including but not limited to the confidentiality obligations set forth in Section 3.4) by a Major Investor, without the consent of the Company or any other Stockholder; provided that any such transferee or assignee (i) qualifies as a Major Investor after giving effect to such transfer, and (ii) in the case of a transfer of such Major Investor’s right of first offer under Section 4, is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (and shall represent and agree with the Company in writing as to such “accredited investor” status).

(d) Any successor or permitted assignee of any Stockholder, including an assignment contemplated by the preceding subsections (b) or (c) of this Section 6.1, shall deliver to the Company, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(e) The Company shall not permit the transfer or assignment of any Registrable Securities or shares of Capital Stock, as the case may be, subject to this Agreement on its books or issue a new certificate representing any such shares unless the transferee or assignee shall have complied with the terms of this Section 6.1. Any proposed transfer of rights under this Agreement not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.

6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of Colorado, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Colorado.

6.3 Counterparts; Facsimile; PDF. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile or portable document format (.pdf) signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices; Computation of Time.

(a) All notices, requests and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, it shall be sent to Luca Technologies, Inc., 500 Corporate Circle, Suite C, Golden, Colorado 80401, Attention: Chief Executive Officer, Facsimile: 303-534-1446; and a copy (which shall not constitute notice) shall also be sent to each of (A) Luca Technologies, Inc., 500 Corporate Circle, Suite C, Golden, Colorado 80401, Attention: Chief Financial Officer, Facsimile: 303-534-1446, and (B) Holme Roberts & Owen LLP, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, Attention Kelly N. Matthews, Facsimile: 303-866-0200, or to such facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5.

(b) In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday, or legal holiday in the State of Colorado, in which event the period shall run until the end of the next day which is not a Saturday, Sunday, or legal holiday in the State of Colorado.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of

(a) the Company, (b) the Preferred Investors (voting together as a single class and on an as-converted basis) holding at least fifty-five percent (55%) in voting interest of the Registrable Securities then held by the Preferred Investors and (c) the Major Investors (voting together as a single class and on an as-converted basis) holding at least sixty percent (60%) in voting interest of the Capital Stock then held by the Major Investors; provided, that the Company may in its sole discretion waive compliance with Section 2.13(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.13(c) shall be deemed to be a waiver); and provided, further, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended and the observance of any term hereof may not be waived, in each case with respect to any Major Investor, without the written consent of such Major Investor, unless such amendment, termination, or waiver applies to all Major Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Major Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Major Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Further, (i) the share threshold set forth in the definition of “Major Investor” may not be reduced below 700,000 shares without the written consent of the holders of at least a majority of the Registrable Securities held by the Major Investors that are Common Investors and (ii) this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Major Investors hereunder that are Common Investors in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Major Investors hereunder that are Preferred Investors, without the written consent of the holders of at least a majority of the Registrable Securities held by the Major Investors that are Common Investors (provided that, for clarity, it is agreed that the inclusion of additional parties as Preferred Investors under this Agreement shall not be deemed to adversely affect the rights of Major Investors that are Common Investors in a manner disproportionate to Major Investors that are Preferred Investors within the meaning of this clause “(ii)”). The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto all of their respective successors and permitted assigns, regardless of whether any such party, assignee or other stockholder entered into or otherwise approved or consented to such amendment, modification waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, (a) the Prior Agreement shall be deemed amended and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect, and (b) this Agreement shall be binding on all “Stockholders” party to the Prior Agreement and their respective successors and permitted assigns, regardless of whether any or all of such parties, successors or assigns have entered into or otherwise approved or consented to this Agreement.

6.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including without limitation, all reasonable attorneys’ fees.

6.12 Stock Split. All references to numbers of shares of a particular class or series of Capital Stock in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting such class or series of Capital Stock occurring after the date of this Agreement.

6.13 Waiver of Preemptive Rights. By execution and delivery of this Agreement, each Stockholder executing this Agreement that constitutes a “Major Investor” under (and as defined in) the Prior Agreement hereby waives, on behalf of itself, himself or herself and all of the “Major Investors” under the Prior Agreement, any and all contractual rights of first offer or first refusal (including any rights to prior notice) that such Major Investor may have pursuant to the Prior Agreement with respect to the sale and/or issuance of up to 6,561,420 shares of Series C Preferred Stock pursuant to the Series C Purchase Agreement.

6.14 Additional Preferred Investors Upon Exercise of SVB Warrant. In the event that, after the date of this Agreement, any holder(s) of that certain Warrant to Purchase Stock issued by the Company on April 30, 2008 to Silicon Valley Bank (as such Warrant may be modified, replaced or assigned from time to time in accordance with its terms) exercise such

Warrant (in whole or in part), then upon execution by the applicable holder of a counterpart signature page to this Agreement, such holder shall (a) thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Preferred Investor and (b) thereafter be deemed a Preferred Investor for all purposes of this Agreement.

6.15 General Representations and Warranties.

(a) The Company represents and warrants to the Stockholders as follows:

(i) The Company has full power and authority to enter into this Agreement, and upon execution and delivery, this Agreement will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(ii) The execution, delivery, and performance by the Company of this Agreement will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of (x) any organizational document of the Company, (y) any applicable law, or (z) any agreement or arrangement to which the Company is a party or which is binding upon the Company or any of its assets.

(b) Each Stockholder signing this Agreement represents and warrants to the other Stockholders and to the Company as follows:

(i) Such Stockholder has full power and authority to enter into this Agreement, and upon execution and delivery, this Agreement will constitute the valid and binding obligation of such Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, and similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(ii) The execution, delivery, and performance by such Stockholder of this Agreement will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of (x) any organizational document of the Stockholder, if the Stockholder is a person other than an individual, (y) any applicable law, or (z) any agreement or arrangement to which the Stockholder or any of its Affiliates is a party or which is binding upon the Stockholder or any of its Affiliates or any of its or their assets.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Rights Agreement as of the date first written above.

COMPANY:

LUCA TECHNOLOGIES INC., a Delaware corporation

By:	/s/ Robert S. Pfeiffer
Robert S. Pfeiffer, President and Chief Executive Officer

PREFERRED INVESTORS:

ONE EQUITY PARTNERS III, L.P. BY: OEP GENERAL PARTNER III, L.P, Its General Partner BY: OEP HOLDING CORPORATION, Its General Partner

By:	/s/ Kenneth C. Brown
Name:	Kenneth C. Brown
Title:	Managing Director

KPCB HOLDINGS, INC., as nominee (on behalf of KPCB Green Growth Fund)

By:	/s/ John Denniston
Name:	John Denniston
Title:	President

KPCB HOLDINGS, INC., as nominee

By:	/s/ Raymond J. Lane
Name:	Raymond J. Lane
Title:	Senior Vice President

[Counterpart Signature Page to Amended and Restated Rights Agreement]

PREFERRED INVESTORS:

OXFORD BIOSCIENCE PARTNERS V L.P. By: OBP Management V L.P.

By:	/s/ Jonathan J. Fleming
Name:	Jonathan J. Fleming
Title:	General Partner

mRNA FUND V L.P. By: OBP Management V L.P.

By:	/s/ Jonathan J. Fleming
Name:	Jonathan J. Fleming
Title:	General Partner

BASF Venture Capital GmbH

By:	/s/ Josef Wuensch
Name:	Josef Wuensch
Title:	Managing Director

By:	/s/ Dirk Nachtigal
Name:	Dirk Nachtigal
Title:	Managing Director

SZALOCZI AND COMMON INVESTOR: /s/ Eric L. Szaloczi
Eric L. Szaloczi

PREFERRED INVESTOR AND COMMON INVESTOR: /s/ Michael P. Batzer
Michael P. Batzer

[Counterpart Signature Page to Amended and Restated Rights Agreement]

COMMON INVESTORS: /s/ Roland P. DeBruyn
Roland P. DeBruyn

/s/ Christie L. Haas
Christie L. Haas

/s/ Robert S. Pfeiffer
Robert S. Pfeiffer

/s/ Jeffrey L. Weber
Jeffrey L. Weber

[Counterpart Signature Page to Amended and Restated Rights Agreement]